Exhibit 99

NEWS

CONTACT: Tom Marder

(301) 380-2553

thomas.marder@marriott.com

MARRIOTT COMPLETES $250 MILLION TIMESHARE LOAN SALE

Bethesda, Md. - October 30, 2007 - Marriott International, Inc. (NYSE:MAR) today announced the completion of a private placement of $250 million in Timeshare Loan Backed Notes by Marriott Vacation Club Owner Trust 2007-2. The notes were sold without recourse to Marriott or its affiliates.

The notes have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release is being issued pursuant to Rule 135c under the Securities Act of 1933, as amended, and is not an offer to sell or the solicitation of an offer to buy any of the notes.

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